UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2017

Marin Software Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-35838	20-4647180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Mission Street, 27th Floor San Francisco, California 94105	94105
(Address of principal executive offices)	(Zip Code)

(415) 399-2580

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

 (c)

On June 26, 2017, the Board of Directors (the “Board”) of Marin Software Incorporated (the “Company”) appointed Brad Kinnish, 42, the Company’s current Vice President of Finance and Acting Chief Financial Officer to serve as the Company’s Chief Financial Officer, with immediate effect.  The Board also designated Mr. Kinnish as the Company’s “principal accounting officer” and “principal financial officer,” each within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Mr. Kinnish has served as the Company’s Vice President of Finance and Acting Chief Financial Officer since March 2017.  From 2010 until joining the Company in March 2017, Mr. Kinnish served in various roles in the Technology Investment Banking division of Deutsche Bank, a global banking and financial services company, most recently as its Managing Director, Co-Head of Americas Software Investment Banking.  From 2006 to 2010, Mr. Kinnish served in various roles at Thomas Weisel Partners, an investment banking firm, including as a Director from 2009 to 2010.  From 2003 to 2006, he served in various roles in the Technology Investment Banking division of Delafield Hambrecht, an investment banking firm, including as Vice President from 2004 to 2006.  From 2000 to 2003, he served in various roles in the Technology Investment Banking division of Credit Suisse, a multinational financial services company, including as an Associate from 2001 to 2003.  From 1997 to 2000, he held various roles in Audit and Assurance Services at Ernst & Young LLP.  Mr. Kinnish is a licensed Certified Public Accountant (inactive) and holds a Bachelor of Arts in Business Administration from the University of Washington.

The Company and Mr. Kinnish are entering into an updated offer letter in connection with Mr. Kinnish’s appointment as Chief Financial Officer (the “Updated Offer Letter”); however, there will be no change to Mr. Kinnish’s existing compensation arrangements. The complete terms of the Updated Offer Letter can be found in the Updated Offer Letter itself, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2017.

A copy of the press release announcing Mr. Kinnish’s appointment is filed as Exhibit 99.1 to this Current Report on Form 8-K.

(d)

On June 26, 2017, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed Brian Kinion as a director of the Company, with immediate effect. In connection with his appointment to the Board, Mr. Kinion will enter into the Company’s standard indemnification agreement for directors, which was filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

In connection with the appointment, the Board expanded the size of the Board to seven directors. Mr. Kinion was appointed as a Class I Director of the Company, along with L. Gordon Crovitz and Daina Middleton. Mr. Kinion shall hold office for a term expiring at the 2020 Annual Meeting of the Company’s stockholders, which is the next stockholder meeting at which Class I Directors will be elected.

In connection with the appointment, the Board also expanded the size of the Audit Committee of the Board (the “Audit Committee”) to four directors and appointed Mr. Kinion to serve as the chair of the Audit Committee with immediate effect, along with James Barrese, Mr. Crovitz and Ms. Middleton, with Mr. Crovitz to cease serving as the chair of the Audit Committee effective as of Mr. Kinion’s appointment, but to continue serving on the Audit Committee as a member.

Upon the first day of the first open trading window under the Company’s Insider Trading Policy following the effective date of Mr. Kinion’s appointment to the Board (the “Grant Date”), Mr. Kinion will be granted an option to purchase 52,108 shares of common stock of the Company (“Common Stock”) pursuant to the Company’s 2013 Equity Incentive Plan (the “Option”), which is the pro-rated amount of the annual option grant that each of the Company’s continuing directors received on May 8, 2017 in connection with their continuing service on the Board and which option grants become fully vested on April 27, 2018, subject to continuing to serve on the Board as of such date . The exercise price of the shares subject to the Option will be the closing price of the Common Stock on the Grant Date. All of the shares subject to Option will vest on April 27, 2018, subject to Mr. Kinion’s continuing to serve on the Board as of such date.

There is no arrangement or understanding between Mr. Kinion and any other persons pursuant to which he was selected as a director. Mr. Kinion has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release announcing Mr. Kinion’s appointment is filed as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Number	Description
99.1	Press Release issued by Marin Software Incorporated regarding Brad Kinnish appointment, dated June 26, 2017.
99.2	Press Release issued by Marin Software Incorporated regarding Brian Kinion appointment, dated June 26, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marin Software Incorporated

Date: June 26, 2017	By:	/s/ Jonathan M. DeGooyer
Jonathan M. DeGooyer Vice President, General Counsel, Corporate Secretary